Exhbiti 99.1

China Armco Metals, Inc. Announces $10 Million Private Placement

•	Wednesday April 21, 2010

San Mateo, California --(BUSINESS WIRE)—China Armco Metals, Inc. (the “Company”) (AMEX:CNAM - News) today announced it entered into a definitive agreement on April 20, 2010, to sell common stock to institutional investors in a private placement for aggregate gross proceeds of approximately $10 million. The closing of the offering is subject to the satisfaction of customary closing conditions.

Under the terms of the offering, the Company will sell 1,538,464 shares of common stock in the aggregate at a price of $6.50 per share. The purchasers will also receive warrants to purchase 1,538,464 shares of common stock in the aggregate which are exercisable commencing 181 days following issuance for a period of five years and have an exercise price of $7.50 per share.  Net proceeds from the offering will be used primarily for general working capital purposes.  The Company is required to file a resale registration statement on or before June 1, 2010 that covers the resale by the purchasers of the shares and the shares issuable upon exercise of the warrants.

Commenting on the agreement Kexuan Yao, China Armco’s Chairman and CEO stated “We are pleased to have secured this additional capital to fuel our growth plans for the future.  This financial flexibility will enable us to accelerate our growth plans in our scrap metal recycling operations as well as enable the opportunistic expansion of our distribution business.”We believe that securing this financing will significantly enhance our ability to rapidly grow our businesses for the foreseeable future.”

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM - News), acted as the exclusive placement agent for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About China Armco Metals, Inc.

China Armco Metals, Inc. is engaged in the sale and distribution of metal ore and non-ferrous metals throughout the PRC and has entered the recycling business with the recent launch of operations of a 1-million ton per year shredder and recycler of metals located on 32 acres of land acquired by China Armco. China Armco maintains customers throughout China which includes the fastest growing steel producing mills and foundries in the PRC. Raw materials are supplied from global suppliers in India, Hong Kong, Nigeria, Brazil, Turkey, and the Philippines. China Armco's product lines include ferrous and non-ferrous ore, iron ore, chrome ore, nickel ore, magnesium, copper ore, manganese ore and steel billet. The recycling facility is expected to be capable of recycling one million metric tons of scrap metal per year which will position China Armco as one of the 10 largest recyclers of scrap metal in China. China Armco estimates the recycled metal market as 70 million metric tons.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company’s filings with the Securities and Exchange Commission. For forward-looking statements in this new release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Source: China Armco Metals, Inc.

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